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                                                                   EXHIBIT 10.70

                                                                  EXECUTION COPY






                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                         WARP TECHNOLOGY HOLDINGS, INC.,


                            BRISTOL TECHNOLOGY, INC.
                                       AND
                               KENOSIA CORPORATION





                                  June 10, 2005


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                               PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 10, 2005, by and among Warp Technology Holdings, Inc. ("Warp" or "Buyer"), Bristol Technology, Inc. ("Seller") and Kenosia Corporation (the "Company").


                                   BACKGROUND

         Buyer desires to purchase, and Seller desires to sell, all of the issued and outstanding shares of capital stock (the "Shares") of the Company, free and clear of any Encumbrances, upon the terms and conditions set forth in this Agreement (the "Transaction"). Seller is the sole holder of the Shares.

         Intending to be legally bound, in consideration of the mutual agreements and the respective covenants, agreements, representations and warranties contained herein, and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINED TERMS


         Unless otherwise defined, capitalized terms used herein shall have the following meanings:

         1.1 "ASSETS" shall mean all of the Company's assets utilized in connection with the Business, including, but not limited to, all Intellectual Property and all Accounts Receivable relating to the Business, whether presently owned by the Company, Seller or otherwise.

         1.2 "BOOKS AND RECORDS" shall mean all business, accounting and operating records of the Company and Seller, as applicable, including the organizational documents of the Company and Seller, as applicable.

         1.3 "BUSINESS" shall mean the Company's business of developing, marketing and selling and providing maintenance and support for the Company's DataAlchemy and Knowledge Share products.

         1.4      "CLOSING" shall have the meaning given to such term in Section
5.1.1. herein.

         1.5      "CLOSING DATE" shall have the meaning given to such term in
Section 5.1.1. herein.
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         1.6      "CLOSING DATE PAYMENT" shall have the meaning given to such term in Section 2.2.2.1 herein.

         1.7 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         1.8 "CONSENT" shall mean any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

         1.9 "CONTRACTS" shall mean any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, without limitation, sales orders, purchase orders, leases, subleases, data processing agreements, service agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, established through course of dealing or otherwise.

         1.10     "COVERED TAXES" shall have the meaning given to such term in
Section 10.2.8 herein.

         1.11 "DAMAGES" shall mean all claims, demands, losses, liabilities, obligations, damages, expenses, actions, judgments, injunctions, orders, decrees, taxes or fines, including, without limitation, interest, penalties and reasonable attorneys', accountants' and experts' fees and costs of investigation incurred as a result thereof.

         1.12 "ENVIRONMENTAL LAWS" shall mean all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, handling, storage, transportation and disposal or remediation of hazardous substances.

         1.13 "EMPLOYEE BENEFIT PLAN(S)" shall mean other than any obligations pursuant to any Laws, (i) any Employee Welfare Plan or any Pension Plan, (ii) any "multi-employer plan," as defined in Section 4001(a)(3) of ERISA to which the Company has contributed or been obligated to contribute, and (iii) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement (other than employment agreements with individual employees, arrangement or commitment maintained by the Company for the benefit of Employees.

         1.14 "EMPLOYEE WELFARE PLAN" shall mean other than any obligations pursuant to any Laws, any "employee welfare benefit plan," as defined in Section 3(l) of ERISA, which the Company sponsors, or under which the Company may incur any liability, and which covers any Employees, including each multi-employer welfare benefit plan.


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         1.15     "EMPLOYEES" shall have the meaning given to such term in
Section 3.12.4 herein.

         1.16 "ENCUMBRANCES" shall mean any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature or other right of third parties.

         1.17 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.18 "FINANCIAL STATEMENTS" shall have the meaning given to such term in Section 3.8.1 herein.

         1.19 "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America on the date hereof, consistently applied.

         1.20 "GOVERNMENTAL BODY" shall mean (i) any nation, state, county, city or other jurisdiction of any nature, (ii) any federal, state, local, municipal, foreign or other government (or any department, agency, or political subdivision thereof), (iii) any governmental or quasi-Governmental Body of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative actions of or pertaining to government.

         1.21     "IDENTIFIED EMPLOYEES" shall mean the Employees listed on
Schedule 7.1.6 hereto.

         1.22 "INDEBTEDNESS" shall mean (i) any liability for borrowed money, including without limitation any liability evidenced by a note, (ii) any obligation for the acquisition of property or assets, (iii) the sale or factoring of any obligation under working capital or other debt facility, (iv) any liability arising from a guarantee of another Person's borrowed money, (v) a promissory note or similar instrument of indebtedness, (vi) any lease payments due under leases constituting Contracts and which are required to be capitalized in accordance with GAAP, and (vii) any liability for the payment of purchase price from past acquisitions of the Company, or past acquisitions of other businesses by the Company.

         1.23     "INDEMNITEE" shall have the meaning given to such term in
Section 9.3 herein.

         1.24     "INDEMNITOR" shall have the meaning given to such term in
Section 9.3 herein.

         1.25 "INTELLECTUAL PROPERTY" shall mean, in connection with the Business (i) any name, corporate name, domain name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, mask works, copyrights and patents (including registrations, licenses, and applications pertaining thereto), symbol, slogan, trade secret, know-how, Web site,


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design, logo, formula, invention, technology, Software, or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common law in any jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing.

         1.26 "INTELLECTUAL PROPERTY RIGHT" shall mean any and all intellectual property rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation, all (a) patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights in trademarks, service marks, trade names, logos, symbols, and the like; (e) rights analogous to those set forth in this definition and any and all other proprietary rights relating to intangible property; and (f) divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired.

         1.27 "JUDGMENT" shall mean any order, writ, injunction, citation, aware, decree, administrative order or agreement or other judgment of any nature of any Governmental Body.

         1.28 "KNOWLEDGE OF SELLER" and any similar phrase shall mean the actual knowledge of Seller, including, without limitation Keith Blackwell, Ken Blackwell and John Boccuzzi.

         1.29 "LAWS" shall mean any and all case law, common law, and any and all provisions of any federal, state, local or foreign laws, statutes, rules, regulations, executive orders, codes, charters, constitutions, treaties, ordinances or guidelines enacted, adopted, issued or promulgated by any Governmental Body.

         1.30 "LEASED REAL PROPERTY" shall have the meaning given to such term in Section 3.13.2 herein.

         1.31 "LEASES" shall mean all leases, subleases, licenses and other lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, to which the Company is a party and pursuant to which the Company leases, subleases or licenses any real property.

         1.32 "LOSS" or "LOSSES" shall have the meaning given to such term in Section 9.1 herein.

         1.33 "MATERIAL ADVERSE EFFECT" shall mean any event, change, circumstance or effect that has, or is reasonably likely to have, a material adverse effect on the

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Business, operations, financial condition, or performance, taken as a whole, of the Company, other than any event, change, circumstance or effect relating to
(i) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, (ii) conditions affecting the industry in which the Company participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Company operates which do not disproportionately affect the Company, (iii) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (iv) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) the announcement of the Agreement or any transactions contemplated hereunder, the fulfillment of the parties' obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (vi) any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the U.S. Congress.

         1.34 "MATERIAL CONTRACTS" shall have the meaning given to such term in Section 3.14.

         1.35 "MOST RECENT BALANCE SHEET" shall have the meaning given to such term in Section 3.8.1.

         1.36 "NET WORKING CAPITAL" shall mean the Company's (a) Accounts Receivable (as defined in Section 3.15) (net of the allowance for doubtful accounts reflected on the Financial Statements) plus (b) cash deposits held by third parties, less (z) Accounts Payable (as defined below), (y) Accrued Expenses (as defined below), and (x) Accrued Compensation (as defined below) and related benefits including bonuses, commissions. "Accrued Expenses" shall mean all expenses of the Company, including Taxes, relating to the Business that have been accrued and unpaid as of the date of determination. "Accrued Compensation" shall mean all accrued, but unpaid, compensation to Employees for services to the Company, in their capacity as Employees, for a compensation time period ending as of the date of determination but which is to be paid to such Employees on a date occurring after the date of determination. "Accounts Payable" shall mean the right to payments by third parties who have delivered goods or performed services to the Company as of the date of determination, whether billed or unbilled, and whether or not evidenced by any Contract. Specifically excluded from Net Working Capital are (i) any inter-company obligations between Seller and the Company, none of which shall exist as of the Closing Date, and
(ii) any cash of the Company.

         1.37 "OBLIGATION" shall mean any debt, liability or obligation of any nature (including with respect to the Company, any Obligations owed to any Related Party), whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

         1.38 "ORDINARY COURSE" means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

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         1.39     "PENSION PLAN" shall mean other than any obligations pursuant to any Laws, any "employee pension benefit plan," as defined in Section 3(2) of ERISA (including any "multiemployer plan," as defined in Section 3(37) of ERISA), which the Company sponsors or to which the Company contributes or is required to contribute, or under which the Company may incur any liability.

         1.40 "PERMITS" shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Body.

         1.41 "PERSON" means an individual, a partnership (general or limited), a corporation, an association, a limited liability company, a joint stock company, a trust, an estate, a joint venture or an unincorporated organization.

         1.42 "PRE-CLOSING TAX PERIOD" shall have the meaning given to such term in Section 10.1 herein.

         1.43 "PROCEEDING" shall mean any demand, claim, suit, action, litigation, investigation, audit, administrative hearing or other proceeding of any nature.

         1.44     "PURCHASE PRICE" shall have the meaning given to such term in
Section 2.2 herein.

         1.45 "RELATED PARTY" shall mean, with respect to any Person, any partner, owner, equity owner, member, director, officer, manager, or controlling Person of such Person.

         1.46 "REPRESENTATIVE" shall mean any officer, director, principal, shareholder, partner, member, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

         1.47 "SOFTWARE" shall mean any computer program, operating or other system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational, or inactive (including, without limitation, all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, and visual expressions), technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any and all databases necessary or appropriate to operate or in the use of any such computer program, operating or other system, application, firmware or software.

         1.48 "TANGIBLE PROPERTY" shall mean any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

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         1.49     "TAX(ES)" shall mean, with respect to any Person, (i) all
income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

         1.50 "TAX RETURN" shall mean any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

                                   ARTICLE II
                                 THE TRANSACTION

         2.1 Sale and Purchase of the Shares. On the Closing Date, subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all right, title and interest in and to all of the Shares, owned beneficially and of record by Seller, free and clear of any Encumbrances.

         2.2      Purchase Price and Adjustments.

                  2.2.1 The total purchase price for the Shares (the "Purchase Price") shall be an amount equal to One Million Eight Hundred Thousand Dollars ($1,800,000), subject to adjustment, as provided below.

                  2.2.2    The Purchase Price shall be paid as follows:

                           2.2.2.1  Buyer shall wire $800,000 in immediately
available United States funds (the "Escrow Funds") to an escrow account of JP Morgan Chase Bank on the date the Purchase Agreement is executed by the parties and becomes a binding document on such parties, such Escrow Funds to be held in such account and released to Seller at Closing (the "Closing Date Payment") or otherwise shall be released in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, the amount of the Closing Date Payment shall be reduced by an amount (the "Closing Date Payment Adjustment"), if positive, equal to the sum of (i) the dollar amount all

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dividends or distributions made by the Company to the Seller from June 11, 2005 to and including the Closing Date, plus (ii) the dollar amount of all expenses or payables of any party other than Company paid by the Company from June 11, 2005 to and including the Closing Date, less (iii) the Company's cash balance as of the end of business on June 10, 2005.

                           2.2.2.2  Buyer shall pay the remainder of the
Purchase Price in two equal payments of $500,000 each, in cash, one such payment on September 1, 2005 (the "September Payment") and one on January 31, 2006 (the "January Payment").

                  2.2.3 Buyer shall deliver to Seller at Closing a non-interest bearing, promissory note ("Note"), in the form attached hereto as Exhibit A, evidencing the obligation by Seller to pay to Buyer the September and January Payments. The Note shall be secured by a pledge of the Company's capital stock, to be evidenced by a pledge agreement from Buyer in favor of Seller in the form attached hereto as Exhibit B (the "Pledge Agreement").

                  2.2.4 Not later than thirty (30) days after the Closing Date, Buyer shall calculate the Net Working Capital as of June 11, 2005 and shall provide Seller with a written copy of such calculation. Such calculation shall be definitive and binding upon the parties unless Seller shall give Buyer written notice of its objection to such calculation within thirty days after the receipt thereof (an "Objection Notice"). If Seller delivers an Objection Notice, the parties shall negotiate in good faith to resolve all disputes regarding the Net Working Capital. If the parties can not resolve such a dispute they shall mutually agree upon a nationally or regionally recognized accounting firm to determine the Net Working Capital, whose decision, absent manifest error, shall be binding upon the parties.

                  2.2.5 To the extent the Net Working Capital as of June 11, 2005 is less than $77,760 (the amount of any such difference referred to as the "Purchase Price Reduction Amount"), the Purchase Price, shall be reduced, dollar for dollar, by the Purchase Price Reduction Amount. To the extent the Net Working Capital as of the date hereof is greater than $95,040 (the amount of any such difference referred to as the "Purchase Price Increase Amount") the Purchase Price, shall be increased, dollar for dollar, by such amount. The September Payment shall be reduced by amount equal to the Purchase Price Reduction Amount, if any, and if the Purchase Price Reduction Amount is greater than $500,000 then the September Payment shall be reduced to $0 and the January Payment shall be reduced by the difference between the Purchase Price Reduction Amount and $500,000. The amount of the Purchase Price Increase Amount, if any, shall be paid at the time the September Payment is due.

                  2.2.6 Nothing contained in this Section 2.2 shall be interpreted to limit the indemnification provisions contained in Section 9 hereof except that to the extent the Net Working Capital calculation includes an amount for an item, such amount and item can not form the basis of a claim for indemnification under Section 9.

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                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

         Knowing that Buyer is relying thereon, and as an inducement to Buyer to consummate the transactions contemplated by this Agreement, the Company and Seller, jointly and severally, represent and warrant to Buyer and covenant with Buyer, as set forth below:

         3.1 Organization and Existence. The Company and Seller are each a corporation, duly incorporated and validly existing and as of the Closing Date will be in good standing under the Laws of the jurisdiction of their incorporation. The Company and Seller each have all requisite power and authority to enter into and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The Company possesses the full corporate power and authority to: (i) own and use its Assets in the manner in which such Assets are currently owned and used and (ii) own and operate its Business and to carry on such Business as presently conducted. As of the Closing Date, the Company will be duly qualified or registered to do business in each jurisdiction where applicable Law requires such qualification or registration except for such jurisdictions in which the failure to be so duly qualified or registered would not have a Material Adverse Effect.

                  3.1.1 Except as set forth on Schedule 3.1, the Company does not own any securities of any corporation or any other interest in any Person. Except as set forth on Schedule 3.1, the Company has never acquired or succeeded to all or any portion of the Assets or businesses of any other Person.

                  3.1.2 Schedule 3.1 sets forth for the Company, its: (i) exact legal name; (ii) business form and jurisdiction and date of formation;
(iii) federal employer identification number; (iv) headquarters' address, telephone number and facsimile number; (v) managers and officers, indicating all current title(s) of each individual; (vi) all foreign jurisdictions in which it is qualified or registered to do business, and the date it so qualified or registered to do business in such jurisdiction; (vii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has conducted business at any time since its incorporation and (viii) any name changes.

                  3.1.3 Accurate and complete copies of the articles of incorporation, bylaws and other organizational documents of the Company, each as amended to date, and each of which are valid and effective, have been delivered to Buyer.

         3.2      Authority; Non-Contravention.

                  3.2.1 Except as set forth on Schedule 3.2, Seller and the Company have the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company has been duly authorized by all necessary actions by Seller. Except as set forth on Schedule 3.2, this Agreement constitutes the legal, valid and binding agreement of the Company and Seller and is

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enforceable against Seller and the Company in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  3.2.2 Except as set forth on Schedule 3.2, neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by the Company or Seller will directly or indirectly (with or without notice or lapse of time):

                           3.2.2.1  contravene, conflict with or result in a
violation of (a) any of the provisions of the articles of incorporation, bylaws or other organizational documents of the Company or Seller or (b) any resolution adopted by Seller, the shareholders of Seller or board of directors or any committee of the board of directors of the Company or Seller;

                           3.2.2.2  contravene, conflict with or result in a
violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any Judgment to which the Company, Seller or any of the Assets owned or used by the Company, is subject;

                           3.2.2.3  contravene, conflict with or result in a
violation of any of the terms or requirements of any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by the Company or that otherwise relates to the Business or to any of the Assets owned or used by the Company;

                           3.2.2.4  contravene, conflict with or result in a
violation or breach of, or result in a default under any provision of, or any Material Contract (as defined in Section 3.14) or collective bargaining agreement to which the Company or Seller is a party or by which it is bound;

                           3.2.2.5  result in the imposition or creation of any
Encumbrance upon or with respect to any Asset owned or used by the Company; or

                           3.2.2.6  result in the disclosure or delivery to any
escrow holder or other Person of the source code for or relating to any past, present or future product of the Company, or any portion or aspect of such source code, or any proprietary information or algorithm contained in or relating to any such source code.

                  3.2.3 Except as set forth on Schedule 3.2, the Company was not, is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection or performance of any of the transactions contemplated hereby.


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         3.3      Capital Stock and Ownership.

                  3.3.1 Schedule 3.3 sets forth the authorized capital structure of the Company, including the number of Shares issued and outstanding.
Schedule 3.3 contains an accurate and complete list of: (i) the full legal name and address of Seller and (ii) the certificate number of the certificate representing the shares owned by Seller, if any. The Shares are the only outstanding equity interest of the Company. Seller (i) is the sole record and beneficial owner of the Shares and Seller has good and marketable title to such Shares, free and clear of any Encumbrance; (ii) Seller has the ability to vote all of the Shares at any shareholders' meeting, or by written consent in lieu of any such meeting and (iii) has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the Shares. Except as set forth on Schedule 3.3, there exists no right of first refusal or other preemptive right with respect to the Shares.

                  3.3.2 All offerings, sales and issuances by the Company of any shares of the Company's capital stock were conducted in compliance with all applicable federal and state securities Laws and all other applicable Laws.

                  3.3.3    Except as set forth on Schedule 3.3, there is no:

                           3.3.3.1  (i) outstanding security, instrument or
obligation that is or may become convertible into or exchangeable for any equity interests or other securities of the Company; (ii) contract (including any letter(s) of intent which may have been entered into by the Company, other than the letter of intent dated May 28, 2005 in connection with the Transaction) under which the Company is or may become obligated to sell assets and/or sell or otherwise issue any equity interests or any other securities; (iii) pending or previously asserted or threatened claim by any Person to the effect that such Person is or was entitled to acquire or receive any equity interests or any other securities of the Company; or (iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is or may be validly entitled to acquire or receive any equity interests or other securities of the Company.

                  3.3.4 Except as set forth on Schedule 3.3, the Company has never repurchased, redeemed or otherwise reacquired any of its equity interests or other securities.

         3.4      Subsidiaries.  The Company has no subsidiaries.

         3.5      Financial, Corporation and Other Records.

                  3.5.1 Except as described on Schedule 3.5, the Books and Records, together with the Books and Records of Seller, are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP for the Seller and the Company on a consolidated basis, and such Books and Records, together with the Books and Records of Seller, fairly and accurately reflect (i) all of the Assets and Obligations of the Company and Seller on a consolidated basis and (ii) all of the Contracts and other transactions to which the Company is or was a party or by which the Company or the Business or Assets of the Company is or was affected.

                  3.5.2 All contents of the minute books and stock books of the Company have been delivered to Buyer. Such minute books and stock books include (i) minutes of all meetings of the shareholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings;
(ii) accurate and complete written statements of all actions taken by the shareholders, board of directors and any committees of the board of directors without a meeting and (iii) accurate and complete records of the subscription, issuance, transfer and cancellation of all shares of capital stock and all other securities since the date of incorporation.

                  3.5.3 Schedule 3.5 contains an accurate and complete list of all bank accounts and other accounts of the Company, and the names of all officers, Employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof. The Company has no certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes or safes.

                  3.5.4 Without in any way limiting the foregoing, except as described on Schedule 3.5, all Books and Records of the Company, together with the Books and Records of Seller, (including case notes of any nature, recruiting records and client files of any nature) are true, accurate and complete in all material respects and have been prepared and maintained in accordance with all applicable Laws (including any record-keeping, inventory and other requirements and regulations of any federal or state governmental agency or other Governmental Body).

                  3.5.5 The average of the Net Working Capital on the last day of each of the thirteen calendar months from May 2004 to April 2005 is $86,400.

         3.6      Governmental Consents and Approvals. Except as set forth on
Schedule 3.6, and except to the extent that the absence thereof would not have a Material Adverse Effect on the Company, no Permit, approval, consent or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Body is required to be made or obtained by Seller or the Company by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby in order to enable Buyer to purchase the Shares and to permit the Company to continue the lawful operation of its Business following the Closing Date in substantially the same manner as it is presently conducted.

         3.7      Compliance with Laws; Permits.

                  3.7.1 Except as set forth on Schedule 3.7, to the Knowledge of Seller: (i) the Company is and has been in compliance in all material respects with each Law that is applicable to it or to the conduct of its Business or the ownership or use of any of its Assets, including, without limitation (a) any licensing certification or approval, (b) any federal or state securities laws and (c) any promulgations, interpretive advice or guidelines of any court or Governmental Body, including the Securities Exchange Commission;
(ii) no event has occurred which remains unresolved, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Judgment or Law; and (iii) the

Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

         3.8      Financial Information.

                  3.8.1 Financial Statements. Except as set forth on Schedule 3.8, Seller has furnished to Buyer copies of the Company's (i) unaudited balance sheet as of December 31, 2004 and December 31, 2003, and the related consolidated statements of income for the fiscal years then ended, and (ii) unaudited balance sheet as of April 30, 2005 (the "Most Recent Balance Sheet") and the related statement of income for the four months then ended (the "Financial Statements").

                  3.8.2 The Financial Statements: (a) are based upon the Books and Records of the Company and information supplied by Seller; (b) present fairly the financial position of the Company as of the respective dates thereof with respect to all items of revenue and accounts payable and (c) were prepared in a manner consistent with the Company's historic accounting practices applied on a consistent basis, except as otherwise indicated. The Company has paid the sales tax refund to Universal Studios, in the amount of $6,708.00, prior to June 10, 2005.

         3.9      Assets.

                  3.9.1 Schedule 3.9 contains an accurate and complete list of all of the Assets of the Company as reflected on the Most Recent Balance Sheet, including: (i) Accounts Receivable, showing customer names and allowances for doubtful accounts; and (ii) other current Assets, itemized by category and with appropriate explanation.

                  3.9.2 Schedule 3.9 accurately identifies all Assets that being leased or licensed to the Company.

                  3.9.3 Except as set forth on Schedule 3.9, the Company owns and has good, valid and marketable title to, all of its respective Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance.

                  3.9.4 To the Knowledge of Seller, except for the Assets listed on Schedule 3.9, no other Assets are necessary to market and sell and provide maintenance and support for the Company's DataAlchemy and Knowledge Share products.

                  3.10 Indebtedness. Except as set forth on Schedule 3.10, as of the Closing Date, the Company has no outstanding Indebtedness.

         3.11     Undisclosed Liabilities.

                  3.11.1 Other than set forth on Schedule 3.11.1, the Company does not have any liabilities or obligations (known, unknown, asserted, unasserted, absolute, contingent, accrued, unaccrued, liquidated, unliquidated, due, to become due, or otherwise, including any liability for Taxes) except (i) liabilities which are reflected and reserved against in the Most Recent Balance Sheet and (ii) liabilities arising under any of the Contracts listed on Schedule 3.14.

         3.12 Absence of Certain Changes. Since April 30, 2005, there has been no Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.12, since April 30, 2005 the Company has not:

                  3.12.1 pledged, hypothecated, sold, assigned, licensed, leased, transferred, disposed of, or agreed to sell, assign, license, lease, transfer or dispose of, any of its Assets, or permitted any of its Assets to become subject to any Encumbrance, other than in the Ordinary Course;

                  3.12.2 acquired any material assets, except in the Ordinary Course, nor acquired or merged with any other business or Person;

                  3.12.3 suffered the destruction, damage or other loss (whether or not covered by insurance) of any of its Assets material to the conduct of the Business;

                  3.12.4 increased the salary or other compensation payable or to become payable to any employee of the Company ("Employee(s)") or obligated itself to pay any bonus or other additional salary or compensation to any Employee;

                  3.12.5 other than with respect to at-will Employees, entered into any employment Contract or collective bargaining Contract, or modified the terms of any existing such Contract, or made any other change in employment terms for any Employees;

                  3.12.6 terminated any Employees of the Company whose responsibilities are material to the Company;

                  3.12.7 established, adopted, amended, modified, or terminated any Employee Benefit Plan;

                  3.12.8 made any loan to, or entered into any other transaction with, any Employees, other than the hiring of at-will Employees in the Ordinary Course;

                  3.12.9   entered into any new Contract not in the Ordinary
Course;

                  3.12.10 waived, amended, modified, terminated or canceled any Material Contract or right of the Company material to the Business, nor has any third party taken any such action with respect to any Material Contracts;

                  3.12.11 suffered any disposition or lapse of any Intellectual Property, including, without limitation, the expiration of any applications for registration of any Intellectual Property Rights;

                  3.12.12 licensed any Intellectual Property, other than to end users or customers in the Ordinary Course;

                  3.12.13  made any material capital expenditures;

                  3.12.14 made any investment in, or any loan to, any other Person;

                  3.12.15 created, incurred, assumed, or guaranteed any Indebtedness;

                  3.12.16 entered into, satisfied or discharged any Encumbrances or discharged or paid any Indebtedness or other Obligation to any party other than in the Ordinary Course;

                  3.12.17 repurchased, redeemed or otherwise acquired any of its securities;

                  3.12.18  sold or otherwise issued any securities;

                  3.12.19 changed any of its methods of accounting or accounting practices, including tax reporting, or made any material tax elections, in any respect or adopted and/or implemented any new accounting policy and/or procedures;

                  3.12.20 amended its articles of incorporation, bylaws or other organizational documents;

                  3.12.21 been a party to a merger, consolidation, recapitalization, reclassification of shares, stock split or reverse stock;

                  3.12.22 mortgaged, pledged or transferred any security interest in, or lien, created by the Company, with respect to any Assets (except for tax liens for taxes not yet due and payable); or

                  3.12.23 instituted or settled any action or Proceeding against the Company.

         3.13     Real Property.

                  3.13.1 Owned Real Property. The Company does not own any real property.

                  3.13.2 Leased Real Property. The Company does not lease any real property and occupies a portion of the premises leased by Seller.

         3.14     Material Contracts.

                  3.14.1 Schedule 3.14 sets forth a complete list of the following Contracts (the "Material Contracts"): all (i) agreements for Indebtedness to which the Company is a party; (ii) agreements or commitments to make material capital expenditures; (iii) agreements to sell, lease or otherwise dispose of any material Assets of the Company, other than in the Ordinary Course; (iv) agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any Person;
(v) Leases; (vi) joint venture agreements and partnership agreements to which the Company is a party; (vii) any license from a third party to the Company for Intellectual Property; (viii) Contracts involving the Company's investment in, or any loan to, any other Person; (ix) other than with respect to at-will Employees, employment agreements or loan agreements with any Employees; (x) Contracts that involve payments or receipts of either (A) more than $10,000 annually or (B) $30,000 in the aggregate in future payments or receipts over the life of such Contract; (xi) Contracts of value which default could have a Material Adverse Effect; (xii) Contracts outside of the Ordinary Course and
(xiii) Contracts that require Consent or notice of assignment or will accelerate or terminate on a change of control.

                  3.14.2 Each Material Contract is valid, binding and enforceable against the Company where the Company is a party thereto, in accordance with its term, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To the Knowledge of Seller, each Material Contract is valid, binding and enforceable against the other parties thereto, in accordance with its terms. The Company is not in default, violation or breach in any material respect under any Material Contract, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Material Contract. Except as disclosed on Schedule 3.14, each Material Contract shall be in full force and effect without penalty in accordance with its terms immediately following the consummation of the transaction contemplated hereby.

                  3.14.3 No party to a Material Contract is presently renegotiating with the Company any amount paid or payable to the Company under any Material Contract or any other term or provision of any Material Contract.

                  3.14.4 Except as set forth on Schedule 3.14, there are no currently outstanding written proposals or written offers submitted by the Company to any customer, prospect or other Person which, if accepted, would result in a legally binding Contract of the Company involving an amount or commitment exceeding $1,000 in any single case or an amount or commitment exceeding $50,000 in the aggregate, other than proposals or offers to sell products to customers of the Business.

         3.15     Accounts Receivable.

                  3.15.1 All Accounts Receivable (as defined below) of the Company arose in the Ordinary Course and are proper and valid, net of the allowance for doubtful accounts reflected on the Financial Statements. There are no refunds, discounts, rights of setoff, reasons for denial or assignments affecting any such Accounts Receivable other than as set forth in the preceding sentence or on Schedule 3.15. Proper amounts of deferred revenues appear on the Books and Records of the Company, in accordance with GAAP, with respect to the Company's (a) billed but unearned Accounts Receivable and (b) previously billed and collected Accounts Receivable still unearned. "ACCOUNTS RECEIVABLE" shall mean:
(a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; (c) any trade account receivable or (d) any other receivable or right to payment of any nature generally considered an accounts receivable under GAAP.

                  3.15.2 The collection practices employed by the Company have not changed from the Ordinary Course since the date of the Most Recent Balance Sheet.

                  3.15.3 There have been no unusual discounts or accelerations in connection with any Accounts Receivable after the date of the Most Recent Balance Sheet.

         3.16 Tangible Property. The Company has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances, except as set forth in the Most Recent Balance Sheet or on Schedule 3.16. Except as set forth on Schedule 3.16, all of the Tangible Property of the Company is located at the offices or facilities of the Company, and the Company has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities.

         3.17     Customers.

                  3.17.1 Schedule 3.17 sets forth a complete and accurate list of the Company's customers, showing (i) renewable revenue by customer for 2003, 2004 and the period January to May 2005 and (ii) repeat business for DataAlchemy customers for 2000 to 2004 and for the period January to May 2005.

                  3.17.2 Except as set forth on Schedule 3.17, the present relationship of the Company with its customers is good, and the Company is not experiencing any material problems with its customers.

         3.18 Related Party and Affiliate Transactions. Except as set forth on Schedule 3.18, there are no Contracts, understandings or arrangements of any nature between or among the Company and any Related Party or other Person other than the operational support provided by Seller. Except as provided for in the License Agreement (as defined in Section 8.1.7), all such Contracts, understandings and arrangements will terminate at Closing.

         3.19     Software and Other Intellectual Property.

                  3.19.1 Schedule 3.19 contains an accurate and complete list of all Intellectual Property and Software owned, marketed, licensed (in or out), supported, maintained, used, under development, or held for use by the Company that are material to the Business, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it was designed to run.

                  3.19.2   Except as set forth on Schedule 3.19.2, the Company
(i) owns solely and exclusively, and has good and marketable title to, free and clear of all Encumbrances, or

(ii) otherwise has the full right to use in the manner in which the Company is using, all of the Intellectual Property. Except to the extent already obtained, no rights or permission of the Company, the Seller, or any other Person are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, or create derivative works based upon any Intellectual Property, to the extent the Intellectual Property is (x) and Asset and (y) used, made, manufactured, reproduced, distributed, displayed, performed, marketed, licensed, sold, offered for sale, modified, adapted, translated, enhanced, improved, updated, and/or with respect to which derivative works are created in the conduct of the Business. None of the Intellectual Property owned by the Company is registered in the name of any one or more Persons other than the Company, including any one or more current or former owners, shareholders, partners, directors, executives, officers, Employees, agents, or representatives or Seller, nor does any such Person have any interest therein or right thereto, including, but not limited to, the right to royalty payments.

                  3.19.3 None of the Intellectual Property which is an Asset or past or current uses of the Intellectual Property that is an Asset, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Intellectual Property Right or other proprietary right of any Person. None of the Intellectual Property that is an Asset is subject to any Encumbrance or Judgment. No Proceeding is pending or, to the Knowledge of Seller, is threatened, nor has any claim or demand been made in writing, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by the Company of any or all of the Intellectual Property that is an Asset. To the Knowledge of Seller, no Person is violating or infringing upon, or has violated or infringed upon at any time, any Intellectual Properly Right or other right of the Company or with regard to the Intellectual Property that is an Asset.

                  3.19.4 Other than licenses to customers and with respect to Software of third parties, the Company has maintained all Intellectual Property Rights with respect to the Intellectual Property that is an Asset.

                  3.19.5 Any and all licenses, sublicenses and other Contracts covering or relating to any Software or other Intellectual Property that is an Asset, or to which the Company is a party, or under which the Company uses any Software (other than off-the-shelf software (including without limitation open-source software) or other Intellectual Property, is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. No Proceeding is pending or, to the Knowledge of Seller, is being or has been threatened, nor has any claim or demand been made in writing, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Software or other Intellectual Property that is an Asset.

                  3.19.6 Set forth on Schedule 3.19.6 are all Internet second-level domain names related to or used or held for use in connection with, the conduct of the Business or registered by the Company ("Domain Names"). The Company is the registrant of all Domain

Names, and all registrations of Domain Names are current until such dates as set forth on Schedule 3.19.6. No action or activity has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, the registration therefor, or any right of the Company thereto (including the right to use a Domain Name). Except as set forth on Schedule 3.19.6 the Company has all right, title and interest to use on the Internet and otherwise as a trademark and trade name, the Domain Names. Also set forth on Schedule 3.19.6 are all Intellectual Property with respect to which one or more registrations have been awarded by or one or more applications have been filed with one or more Governmental Bodies, the date of such registrations and applications, all identification numbers given by all Governmental Bodies with regard to the registrations and applications, and the jurisdictions with regard to which such registrations were awarded and such applications were filed.

                  3.19.7 The Company is the sole owner of, and has good and marketable title to, any and all right, title and interest in and to any and all databases held for use or used in the Business, except to the extent such database contains data owned by a customer or otherwise licensed from a third party. Except with respect to third parties from whom content is licensed, no Person other than the Company and its customers has any right or interest of any kind or nature in or to such databases. To the Knowledge of Seller, no Person
(i) is violating or infringing upon, or has violated or infringed upon at any time, any right of the Company in or to such databases or (ii) is breaching or has breached at any time any duty or obligation owed to the Company in respect of such databases. To the Knowledge of Seller, neither the past nor current use of any such database or the information contained therein in the operation of the Business (i) has violated or infringed upon, or is violating or infringing upon, the rights of any Person, (ii) breaches any duty or obligation owed to any Person or (iii) violates the privacy or any Law relating to the privacy of any Person.

         3.20     Employee Matters.

                  3.20.1 The Company is in compliance in all material respects with all applicable Laws relating to employment practices. The Company has delivered to Buyer accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of its Employees.

                  3.20.2 Set forth on Schedule 3.20 is a list of all employment agreements to which the Company is a party.

                  3.20.3 Schedule 3.20 contains an accurate and complete list of: (i) all Employees (including any employee of the Company who is on a leave of absence or on layoff status); (ii) their titles or responsibilities; (iii) their dates of hire; (iv) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (v) their last compensation changes and the dates on which such changes were made; and (vi) any specific bonus, commission or incentive plans or agreements for or with them.

                  3.20.4 Except as limited by the specific and express terms of any employment Contracts listed on Schedule 3.20 and except for any limitations of general application which may be imposed under applicable employment Laws, the Company has the right to terminate the employment of each of its Employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with the Company's disclosed severance pay policy.

                  3.20.5 To the Knowledge of Seller, no currently employed Identified Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that will have an adverse effect on (A) the performance by such Identified Employee of any of his duties or responsibilities as an Employee, or (B) the Business. The definition of "Knowledge of Seller", for purposes of this Section 3.20.5, shall not include an Identified Employee.

                  3.20.6 There is no labor strike, dispute, slowdown, or stoppage pending or, to the Knowledge of Seller, threatened against the Company. The Company is not a party to or bound by any union or collective bargaining agreement, nor is any such agreement currently being negotiated by or on behalf of the Company.

                  3.20.7 Except as set forth on Schedule 3.20, there is no unfair labor practice, charge or complaint of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) or any other matter against or involving the Company pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Body pertaining to or involving Employees.

                  3.20.8 Except as set forth on Schedule 3.20 and except as required by any Law, the Company has not entered into any severance Contract or similar arrangement in respect of any Employee that will result in any obligation (absolute or contingent) of the Company to make any payment to any Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement.

         3.21     Employee Benefit Plans.

                  3.21.1 Schedule 3.21 contains an accurate and complete list and description of all of the (i) Seller's Employee Benefit Plans which Seller sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of the Company; (ii) all Employees affected or covered by Seller's Employee Benefit Plan and (iii) all Obligations thereunder as of the Closing Date. Each such Employee Benefit Plan complies in all material respects with the provisions of and has been administered in compliance with its provisions, the provisions of ERISA and all other applicable Laws. Without limiting the generality of the foregoing, no "prohibited transaction" (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any such Employee Benefit Plan that could result in the imposition of material Taxes or penalties on the Company, and the Company has never failed to make any contribution to, or to make any payment under, any such Employee Benefit Plan that it was required to make prior to Closing pursuant to the terms of such Employee Benefit Plan or pursuant to applicable Law that could result in any material liability to the Company. To the extent that Seller has accrued or reserved for any contribution or payment under any such Employment Benefit Plan in its Financial Statements, or the Most Recent Balance, it shall be not be deemed a breach of the representations set forth in this Section.

                  3.21.2 With respect to Employee Benefit Plans, the Company will have made, on or before the Closing Date, all payments required to be made on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

                  3.21.3 There are no pending Proceedings that have been asserted or instituted against any of the Employee Benefit Plans, the Assets of any of the trusts under such plans, if any, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims). There are no investigations or audits by any Governmental Body of any of the Company Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the Knowledge of Seller, threatened.

         3.22 Proceedings and Judgments. Except as set forth on Schedule 3.22, no Proceeding is currently pending or, to the Knowledge of Seller, threatened, nor has any Proceeding occurred at any time during the three years prior to the Closing Date, to which the Company is or was a party, or by which the Company or any Assets or the Business is or was affected; (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time against the Company during the three years prior to the Closing Date, by which the Company or any Assets or the Business is or was affected; and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge, statutory or other claim or charge of any nature has been asserted or, to the Knowledge of Seller, threatened by or against the Company at any time during the three years prior to the Closing Date.

                  3.22.1 As to each matter described on Schedule 3.22, accurate and complete copies of all pertinent and material pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.

                  3.22.2 To the Knowledge of Seller, no officer or Employee of the Company is subject to any Judgment that prohibits such officer or Employee from engaging in or continuing any conduct, activity or practice relating to the Business. There are no proposed Judgments against the Company.

         3.23     Taxes.

                  3.23.1 Except as set forth on Schedule 3.23, the Company and each Subsidiary (i) has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return); (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed; and all Tax Returns filed on behalf of the Company and each Subsidiary were complete and correct in all material respects; and (iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which any such Tax Return has not since been filed.

                  3.23.2 Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

                  3.23.3 The Company has previously delivered true, correct and complete copies of all federal and state income Tax Returns filed by or on behalf of the Company for the years 2001-2003.

                  3.23.4 Except as set forth in Schedule 3.23.4, since January 1, 2001: neither the Company nor any Subsidiary has been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and no such issues are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return filed by or on behalf of the Company or any Subsidiary; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company or any Subsidiary; no Tax liens have been filed against the Company or any Subsidiary; no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company or any Subsidiary.

                  3.23.5 Full and adequate accrual has been made (A) in the Books and Records of the Company and each Subsidiary, respectively, for all Taxes currently due and all accrued Taxes not yet due and payable by the Company and each Subsidiary, respectively, as if they were stand-alone corporations for all periods ending on or prior to the date of the Most Recent Balance Sheet, and
(B) on the Books and Records of the Company and each Subsidiary for all Taxes payable by the Company and each Subsidiary, respectively, as if they were stand-alone corporations for all periods beginning after the date of the Most Recent Balance Sheet.

                  3.23.6 Neither the Company nor any Subsidiary has incurred any liability for Taxes from and after the date of the Most Recent Balance Sheet other than Taxes incurred in the ordinary course of business and consistent with past practices.

                  3.23.7 Neither the Company nor any Subsidiary has been a "personal holding company" within the meaning of Section 542 of the Code.

                  3.23.8 The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees).

                  3.23.9 Neither the Company nor any Subsidiary has incurred any liability to make any payments either alone or in conjunction with any other payments that:

                           (i) shall be non-deductible under, or would otherwise
                  constitute a "parachute payment" within the meaning of,
                  Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax Law); or

                           (ii) are or may be subject to the imposition of an
                  excise Tax under Section 4999 of the Code.

                  3.23.10 Neither the Company nor any Subsidiary has agreed to (nor has any other Person agreed to on its behalf) and is not required (other than as a result of the transactions contemplated by this Agreement) to make any adjustments or changes on, before or after the Closing Date to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of the Company.

                  3.23.11 No claim has been made within the last three years by any taxing authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that, jurisdiction.

                  3.23.12 The consummation of the transactions hereunder will not trigger the realization or recognition of intercompany gain or income to the Company under the Federal consolidated return regulations with respect to Federal, state, or local taxes.

                  3.23.13 Neither the Company nor any Subsidiary has engaged in a transaction, which is a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

         3.24 Permits. The Company holds all material Permits necessary for the lawful operation of its Business as presently conducted, and all such Permits are in full force and effect.

         3.25 Insurance. Schedule 3.25 contains an accurate list of all insurance policies in effect on the date hereof relating to the Company. All such policies are valid, outstanding and enforceable. The Company has not received notice of any actual or threatened modification or cancellation of any such insurance. Except as set forth on Schedule 3.26, there are no pending claims under any insurance policies. These insurance policies will not provide coverage for the Company upon completion of the transactions contemplated herein.

         3.26 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Company or Seller, for any brokerage or finders' commission, fee or similar compensation.

         3.27 Questionable Payments. To the Knowledge of Seller, none of the directors, executives, officers, representatives, agents or Employees of the Company

(when acting in such capacity or otherwise on behalf of the Company): (i) has used or is using any corporate funds for illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (iv) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other corporate properties; (v) has made at any time during the three years prior to the Closing Date any false or fictitious entries on the Books and Records of the Company; or (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Company.

         3.28     Environmental Matters.

         The Company has at all times been in compliance in all material respects with applicable Environmental Laws in respect to the Leased Real Properties. The Company has not received any notice from any governmental agency in connection with any environmental issues arising out of or relating to the Leased Real Property. There are no pending civil, criminal or administrative proceedings against the Company under any Environmental Laws arising out of relating to the condition of any of the Leased Properties or the Company's activities thereon. Except as set forth on Schedule 3.28, to the Knowledge of Seller, no underground or above ground storage tanks, active or abandoned, are present at any Leased Real Property.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. The Company is duly qualified or registered to do business in each jurisdiction where applicable Law requires such qualification or registration except for such jurisdictions in which the failure to be so duly qualified or registered would not have a Buyer Material Adverse Effect.

         4.2 Authorization. Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized by all necessary action on the part of Buyer.

         4.3 Agreement. Buyer's execution, delivery and performance of this Agreement and the agreements contemplated hereby, and its consummation and performance hereunder of the transactions contemplated by this Agreement and under related agreements: (i) have been duly authorized by all necessary corporate actions by its board of directors; (ii) do not constitute a violation of or default under its articles of incorporation or bylaws; (iii) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer is a party or by which Buyer is bound; (iv) do not constitute a violation of any Law or Judgment that is applicable to it or to its business or assets, or to the transactions contemplated by this Agreement; and (v) do not require the Consent of any Governmental Body or Person other than Buyer's lender(s). This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

         4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, Buyer's organizational documents or any subscription, members' or similar agreements or understandings to which Buyer is a party; (ii) a violation by Buyer of any applicable Law or (iii) a violation by Buyer of any order, judgment, writ, injunction, decree or award to which Buyer is a party or by which Buyer is bound or affected.

         4.5 Consents and Approvals. No consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Body, or any other Person is required to be made or obtained by Buyer by virtue of the execution, delivery or performance of this Agreement.

         4.6 Financing. Buyer has the necessary financial resources currently available to it to pay the Purchase Price as and when such amounts are due to Seller.

         4.7 Litigation. There are no claims, demands, causes of action, actions, suits or proceedings or, to the knowledge of Buyer, investigations pending or threatened against Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, which could reasonably be expected to have a material adverse effect on Buyer's ability to close this transaction or to pay the Purchase Price.

         4.8 Disclosure and Investigation. Buyer has had an opportunity to ask questions of and receive answers from the Company and Seller concerning the terms and conditions of this Agreement and to obtain any additional information relating to the Business of the Company. Buyer has conducted such investigation of the Company as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Buyer has received the documents, records, reports and other materials identified in this Agreement and the schedules delivered herewith. Buyer has not relied upon any oral information or statement by Seller or the Company or their representatives. Buyer has no outstanding questions remaining or other pending requests relating to its due diligence investigation of the Company.

         4.9 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Buyer in such manner as to give rise to any claim against Seller or the Company for any brokerage or finders' commission, fee or similar compensation.

                                   ARTICLE V
                                     CLOSING

                  5.1.1 Closing. The Closing shall take place at 10.00 a.m., Philadelphia, Pennsylvania time, on or about July 1, 2005 or such later date as all of the conditions in Articles 7 and 8 are fulfilled or waived, but in no event shall the Closing be later than July 15, 2005, at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, LLP, or at such other time and place mutually agreeable to the parties. The date on which Closing occurs is referred to herein as the Closing Date.

                  5.1.2 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article IX hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party.

                                   ARTICLE VI
                                    COVENANTS

         6.1      Access to Information.

                  6.1.1 The Company and Seller shall give Buyer and its designated representatives, upon reasonable notice and at mutually agreeable times, access to all of the properties and Assets and customers of the Company and to all of the Company's documents, Books and Records relating to its current and past operations and Business and to make copies thereof and permit such representatives to interview and question the Customer's employees. Buyer will not reveal any confidential data and/or information supplied by the Company except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to the Company and will be held confidential by those to whom it is disclosed.

                  6.1.2 Provided Buyer and Buyer's representatives have signed reasonable confidentiality agreements protecting the confidential information of Seller, Seller shall give Buyer access to Seller's Books and Records as they relate to the Company after the Closing, during regular business hours upon not less than two (2) business days' notice, as necessary, in order for Buyer to prepare tax filings and audits and in connection with debt or equity financings.

         6.2 Conduct of the Business Pending Closing. Between the date hereof and the Closing hereunder, the Company will:

                  6.2.1 not take any action which would render untrue any of the representations or warranties of the Company and the Seller herein contained, and not omit to take any action within its power, the omission of which would render untrue any such representation or warranty;

                  6.2.2    conduct its Business in the Ordinary Course;

                  6.2.3 not enter into any Contract with any party, other than Contracts entered into in the Ordinary Course, and not amend, modify or terminate any Contract other than in the Ordinary Course without the prior written consent of Buyer;

                  6.2.4 use commercially reasonable efforts to preserve its business intact, to keep available the services of its Employees, and to preserve its relationships with its customers and others with whom it deals consistent with past practice;

                  6.2.5 not reveal, orally or in writing, to any party, other than Buyer and Buyer's authorized agents, any of the business procedures and practices followed by it in the conduct of its Business or any technology used in the conduct of its Business;

                  6.2.6 maintain in full force and effect all of the insurance policies listed on Schedule 3.25 and make no change in any insurance coverage without the prior written consent of Buyer;

                  6.2.7 keep the premises occupied by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance within normal time frames of scheduled maintenance;

                  6.2.8 continue to maintain all of its usual Books and Records in accordance with its past practices and not to make any material Tax elections;

                  6.2.9 not amend its articles or incorporation, bylaws or other organizational documents;

                  6.2.10 not declare or make any dividend or other payment on or with respect to the Shares except to the extent such payment is properly accounted for in the Closing Date Payment Adjustment, redeem or otherwise acquire any securities or issue any securities or any, option, warrant or right relating thereto;

                  6.2.11 not pay any bonuses to any of its Employees, other than in the Ordinary Course;

                  6.2.12   not waive any right or cancel any claim;

                  6.2.13 not increase the compensation or the rate of compensation payable to any of its Employees without the prior written approval of the Buyer;

                  6.2.14 maintain its entity existence and not merge or consolidate with any other entity;

                  6.2.15 comply with all provisions of any Contract applicable to it and all applicable Laws consistent with past practices;

                  6.2.16 except with Buyer's consent, not make any capital expenditures in excess of $5,000 per expenditure and/or $30,000 in the aggregate;

                  6.2.17 neither discuss nor negotiate with any other Person or entity the sale or other transfer, or Encumbrance, of the Assets or the capital stock of the Company;

                  6.2.18 deposit all funds received into the Company's principal bank account and will pay all expenses of the Company from such account; and

                  6.2.19 use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement, and to do all things whatsoever necessary and proper to effect the transactions and agreements contemplated herein.

         6.3 Payment on Account of Contract. Between the date hereof and up until and after the Closing hereunder, Seller shall immediately remit any payment it receives on account of a Contract with a customer relating to the Business to the Company.

         6.4 Product Development; Competition. Seller shall not directly or indirectly sell or develop products that are functionally similar or that would compete with the current products of the Company.

         6.5 Governmental Permits and Approvals. The Company and the Seller shall use their commercially reasonable efforts to obtain all Permits and approvals from any Governmental Body required to be obtained by the Seller and/or the Company and/or the Buyer for the lawful consummation of the transactions contemplated hereby, and to take all steps necessary to transfer or have reissued to Buyer any governmental licenses, approvals or permits by Closing.

                  6.5.1 Consents and Approvals. Without in any way limiting the provisions contained in Section 6.3 herein, the Company and the Seller shall use commercially reasonable efforts to secure approvals and Consents from any third parties necessary to the consummation of the transactions contemplated hereby or contemplated by any instrument, document or agreement contemplated hereby. Seller shall use its best efforts to obtain the approval of this Agreement and the transactions contemplated herein from its shareholders.

         6.6 Reasonable Efforts. Buyer shall use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement, and to do all things whatsoever necessary and proper to effect the transactions and agreements contemplated herein.

         6.7 Confidentiality. No party shall use any information or data obtained in connection with the negotiation of the transactions contemplated by this Agreement for any purpose other than to pursue and further the consummation of such transactions.

                                  ARTICLE VII
                         CONDITIONS PRECEDENT TO CLOSING

         7.1 Conditions Precedent to Closing of Buyer. Each and every obligation of Buyer to enter into the Transaction and complete the Closing is subject, at Buyer's option, to the fulfillment and satisfaction of each of the following conditions:

                  7.1.1 The representations and warranties of the Company and Seller contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The shareholders of Seller shall have approved this Agreement and the transactions contemplated herein. The Schedules to this Agreement will be complete, accurate and current on and as of the Closing Date. Seller and the Company will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Seller and the Company will have delivered to Buyer a certificate, dated the Closing Date and signed by the [Presidents] of the Company and Seller to the foregoing effect;

                  7.1.2 No action, suit or proceeding will have been instituted before any court or Governmental Body or instituted or threatened by any Person which could materially affect the Assets, Obligations, financial condition or prospects of the Company or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions;

                  7.1.3 All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by the Company and Seller will have been obtained and/or made, as the case may be, and shall be in full force and effect;

                  7.1.4 Neither of John Boccuzzi or Mark LoSacco shall have died or become permanently disabled in a manner that makes it unlikely they will be able to continue to perform their responsibilities with the Company;

                  7.1.5 The deliveries set forth in Section 8.1 shall have occurred; and

                  7.1.6 All directors of the Company shall have resigned as of the Closing Date.

         7.2 CONDITIONS PRECEDENT TO CLOSING OF THE COMPANY AND SELLER. Each and every obligation of the Company and Seller to enter into the Transaction and complete the Closing is subject, at their option, to the fulfillment and satisfaction of each of the following conditions:

                  7.2.1 The representations and warranties of Buyer contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer will have delivered to Seller a certificate, dated the Closing Date and signed by the Presidents of Buyer to the foregoing effect;

                  7.2.2 All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by Buyer will have been obtained and/or made, as the case may be, and shall be in full force and effect;

                  7.2.3 No action, suit or proceeding will have been instituted before any court or government body or restricted or threatened by any person which could materially prevent the carrying out of the transactions contemplated hereby; and

                  7.2.4 No material adverse effect shall have occurred to Buyer's business, operations, or financial condition from the March 31, 2005 to the Closing Date, to the extent such effect would make it unlikely that Buyer would be able to pay the Purchase Price; and

                  7.2.5 The deliveries set forth in Section 8.2 shall have occurred.

                                  ARTICLE VIII
                              DELIVERIES AT CLOSING


         8.1 THE COMPANY'S AND SELLER'S DELIVERIES AT CLOSING. The Company and Seller, as applicable, shall deliver to Buyer at Closing:

                  8.1.1 An Assignment of Shares or stock power assigning all of the Shares owned by Seller to Buyer.

                  8.1.2 Good standing certificate or the equivalent for the Company, dated no earlier than ten (10) days before the Closing Date, from the jurisdiction of incorporation.

                  8.1.3 A certified copy of the articles of incorporation, and each amendment thereto, of the Company, from the secretary of state of the jurisdiction in which the Company is incorporated.

                  8.1.4 A true and correct copy of the Company's bylaws, and each amendment thereto.

                  8.1.5 Copies of the resolutions duly adopted by the board of directors of the Company authorizing the Company to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of the Company as in full force and effect, without modification or rescission, on and as of the Closing Date.

                  8.1.6 Certificate of the Secretary of the Company as to the incumbency and signatures of the officers of the Company executing this Agreement.

                  8.1.7 The License Agreement executed by Seller in the form attached hereto as Exhibit D (the "License Agreement"), pursuant to which Seller shall make available to Buyer for the Company's use, the space that Seller currently utilizes to conduct its Business at Seller's headquarters at Old Ridgebury Road, Danbury, Connecticut.

                  8.1.8 Duly executed resignations of each member of the board of directors of the Company.

                  8.1.9 The minute books, equity transfer books and seal of the Company.

                  8.1.10 Receipt acknowledging Buyer's payment to Seller of the Closing Payment.

                  8.1.11 All keys to safe deposit boxes of the Company and authorized forms to change (i) the permitted users of the safe deposit boxes and
(ii) permitted users and authorized persons for banking relationships.

                  8.1.12 Seller and the Company Mutual Release duly executed by Seller and the Company in the form attached hereto as Exhibit E.

                  8.1.13 All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

         8.2 BUYER'S DELIVERIES AT CLOSING. Buyer shall deliver to Seller at Closing:

                  8.2.1 Wire transfers of immediately available United States federal funds in the amounts equal to the Closing Payment to Seller, to be wired pursuant to Seller's wire instructions.

                  8.2.2 The Note and the Pledge Agreement, both executed by Buyer.

                  8.2.3    The Confidentiality Agreement executed by Buyer.

                  8.2.4    The License Agreement executed by Buyer.

                  8.2.5 Copies of the resolutions duly adopted by the board of directors of Buyer, authorizing Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, certified by an officer of Buyer as in full force and effect, without modification or rescission, on and as of the Closing Date.

                  8.2.6 A certificate of the Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement.

                  8.2.7 All other agreements, certificates, instruments and documents reasonably requested by the Company and Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Survival of Representations and Warranties. All representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive until January 1, 2007, except for all representations and warranties made by Seller under Sections 3.3, 3.23 and 3.28, which shall survive the Closing through the date of the applicable statute of limitations.

         9.2 Indemnification by Seller and the Company. Seller and the Company (for purposes of this Section 9, Seller and the Company shall collectively be referred to as the "Seller Group"), jointly and severally, shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, agents, representatives, affiliates and Buyer's successors and assigns (each a "Buyer Indemnified Party" or, collectively, "Buyer Indemnified Parties") from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, Damages, costs and expenses, including reasonable attorney's fees and court costs ("Loss", or "Losses"), arising out of or caused by, directly or indirectly, any of the following; provided, the determination of Losses shall be made without regard to any materiality qualification:

                  9.2.1 any violation or breach of any representation or warranty of Seller and the Company contained in this Agreement;

                  9.2.2 any failure of Seller and/or the Company to perform, fulfill or satisfy any covenant or agreement contained herein or in any certificate, schedule, document, or other writing delivered by Seller or the Company pursuant to this Agreement; and

                  9.2.3 other than for Taxes incurred in the Ordinary Course for taxable periods ending on the Closing Date, to the extent set forth on the Most Recent Balance Sheet, any liabilities for Taxes of Seller or the Company for which the Company has liability, including as a transferee or successor, by contract or otherwise for Taxable Periods ending on or prior to the Closing Date.

         9.3 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and the Company (but the indemnification obligation benefiting the Company under this Section 9.3 shall expire upon the occurrence of the Closing) and their respective officers, directors, employees, agents, representatives (including executors, administrators and personnel representatives) and successors and assigns (each a "Seller Indemnified Party" or, collectively, "Seller Indemnified Parties"), from and against any and all Losses, arising out of or caused by, directly or indirectly, any or all of the following:

                  9.3.1 any violation or breach of any representation or warranty of Seller and the Company contained in this Agreement; and

                  9.3.2 any failure of Seller and the Company to perform, fulfill or satisfy any covenant or agreement contained herein or in any certificate, schedule, document, or other writing delivered by Seller or the Company pursuant to this Agreement.

         9.4      Limitations on Indemnification.

                  9.4.1 Deductible. Notwithstanding anything else herein to the contrary, other than the last sentence of Section 9.4.2 hereof, both the Buyer Indemnified Parties and the Seller Indemnified Parties shall only be entitled to indemnification pursuant to Section 9.2 and 9.3, respectively, to the extent that the aggregate amount of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, Losses exceeds Twenty-Five Thousand Dollars ($25,000) (the "Deductible"). In the event the aggregate Losses under Section 9.2 exceed the Deductible, then Seller Group shall indemnify, defend, and save harmless the Buyer Indemnified Parties for all Losses in excess of the Deductible up to the amount of the Cap (defined below). In the event the aggregate Losses under Section 9.3 exceed the Deductible, then Buyer shall indemnify, defend, and save harmless the Seller Indemnified Parties for all Losses in excess of the Deductible up to the amount of the Cap.

                  9.4.2 Cap. From and after the Closing Date, the maximum liability of the Seller Group on the one hand, and the Buyer on the other hand, for all Losses or otherwise with respect to the subject matter of this Agreement and the transactions contemplated hereby is, and shall be limited to, Five Hundred Thousand Dollars ($500,000) (the "Cap"). Notwithstanding anything to the contrary contained herein, (i) Losses as a result of a breach by the Company or Seller of the covenants contained in Section 6.2 hereof (ii) claims for payment of the full amounts due and owing under the Note, shall not be subject to the Deductible and the Cap.

                  9.4.3 Use of the Note to Pay Losses. Buyer agrees that any Losses payable by Seller Group to the Buyer Indemnified Parties pursuant to this
Article 9 shall first be satisfied from the September Payment if such payment has not been made and then from the January Payment if such payment has not been made. Notwithstanding anything else herein to the contrary, Buyer shall have no right of offset against the payments due pursuant to the Note unless all the provisions of this Article 9 have been complied with and Buyer shall not delay in making any payment otherwise due Seller under the Note pending resolution of any dispute between Seller and Buyer.

                  9.4.4 The parties shall use commercially reasonable efforts to collect the proceeds of any insurance which would have the effect of reducing any Losses. To the extent any Loss of an Indemnitee is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the Indemnitee, such payments (net of the expenses of the recovery thereof) shall be credited against any such Losses, and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnitee shall remit to the Indemnitor the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses.

                  9.4.5 In the absence of fraud, from and after the Closing Date, the remedies provided for in this Article 9 (and as limited by this Article 9) shall be the sole remedies of any Indemnitee in respect of any claims, howsoever denominated, arising out of this Agreement or relating in any way to the subject matter hereof, and shall preclude assertion by an Indemnitee of any other rights or the seeking of any other remedies against any

Indemnitor with respect to the matters covered by the indemnification provisions contained in this Article 9 or otherwise relating in any manner to the subject matter hereof.

                  9.4.6 Notwithstanding anything in this Agreement to the contrary, no claim for indemnification may be made by a Buyer Indemnified Party and no indemnification shall be required to the extent that the Losses sustained or incurred by such Buyer Indemnified Party for which indemnification is sought were (i) accrued or reflected on the Most Recent Balance Sheet or (ii) accrued or reflected in the final determination of the Net Working Capital as of the Closing Date.

         9.5 Indemnification Procedures. With respect to each event, occurrence or matter (an "Indemnification Matter") as to which Buyer or any member of the Seller Group, as the case may be, (the "Indemnitee") is entitled to indemnification from the Seller Group or Buyer, as the case may be, (the "Indemnitor") under Section 9.1:

                  9.5.1 Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

                  9.5.2 If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement ("Defense") of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitee may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice;
(iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee's prior written consent, which shall not be unreasonably withheld; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

                  9.5.3 All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) business days after a final Judgment (after allowing Indemnitor the option of exhausting all possible appeals) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed. If the amounts owed by the Indemnitor to the Indemnitee are not paid when due, interest shall accrue on such amount at the rate of eight percent (8%) per annum compounded until paid in full.

         9.6 Intentional Misrepresentation. Notwithstanding any other provision hereof to the contrary, any claims of fraud shall not be limited by any survival period contained in this Agreement or any limit on indemnification or remedy contained in this Agreement.

                                   ARTICLE X
                                   TAX MATTERS

         10.1     Section 338(h)(10) Election

                  10.1.1   Seller shall join Buyer in a timely election under
Section 338(h)(10) of the Code (and under any comparable provision of state or local law under which such an election is permissible) for the Company (the "Election"). For purposes of the preceding sentence, an election under a state or local law that gives results similar to those that would obtain as a result of an election under Section 338(h)(10) of the Code shall be treated as a comparable provision.

                  10.1.2 The parties hereto recognize that the Election will result in the sale of the Shares pursuant to this Agreement being treated as a sale of assets by the Company for federal income tax purposes (and possibly under any comparable provision of state or local law under which such an election is permissible).

         10.2     Responsibility for Taxes and Returns.

                  10.2.1 Covered Taxes shall be the sole responsibility of Seller If any tax authority seeks to collect any Covered Tax from the Company, Buyer, or any corporation which is included in a consolidated, combined, or unitary Tax Return of Buyer, Seller shall indemnify and hold harmless such Person from which such Covered Tax is sought to be collected from any liability in respect of such Covered Tax, and any reasonable expenses (including reasonable attorneys' fees) incurred in connection with any Proceeding relating to such Covered Tax. Such indemnification shall not be subject to the Indemnification Cap.

                  10.2.2 The extent to which Taxes for a taxable period that includes but does not end on the close of business on the Closing Date are treated as Taxes for the period ending on the close of business on the Closing Date shall be determined as follows: (i) Taxes measured in whole or in part by net or gross income and Taxes relating to specific transactions shall be apportioned on the basis of a closing of the books of the entity liable for such Tax at the close of business on the Closing Date; and (ii) all other Taxes shall be prorated according to the ratio of the number of days in such taxable period prior to and including the Closing Date to the number of days in such taxable period. If Seller and Buyer are unable to resolve any dispute regarding the application of the principles of this Section 10.2.2, the matter shall be referred for determination as promptly as possible to a mutually agreed upon accounting firm, whose determination shall be binding on the parties in the absence of fraud.

                  10.2.3 For purposes of federal income taxes, the Company shall close its books as of the close of business on the Closing Date. All items of income, deduction or credit for the period ending on the Closing Date (including the items resulting from the deemed sale referred to in Section 10.1.2) shall be reported by Seller on its consolidated federal income tax return for its taxable year within which the Closing Date occurs. All such items for the period beginning on the day after the Closing Date shall be reported on the consolidated federal income tax return of the affiliated group that includes the Company and Buyer.

                  10.2.4 For purposes of any state or local income tax with respect to which it is required or permitted to do so, the Company shall close its books in a manner comparable to that described in Section 10.2.3 above.

                  10.2.5 Seller and Buyer shall cooperate, and Buyer shall cause the Company to cooperate, in the closing of the books of the Company and the proper reporting of items on the tax returns referred to in this Section 10.2.

                  10.2.6 With respect to a Tax Return of the Company that is due after the Closing Date and includes a Covered Tax, not less than thirty (30) days before the due date of such return, Buyer shall furnish Seller a copy of the return and a statement of the amount of such Covered Tax. If Seller agrees with such Tax Return and Buyer's statement, Seller shall pay such amount to Buyer not later than five (5) days before the due date of the return. If Seller does not agree with Buyer's statement, Seller shall give (i) notice to Buyer not later than twenty (20) days before the due date of the return of the specific reason or reasons Seller does not so agree and (ii) a statement of the amount of Tax that in Seller's opinion is a Covered Tax. In such case, Seller and Buyer promptly shall confer and attempt to resolve the disagreement, and, not later than five (5) days before the due date of the return, Seller shall pay to Buyer any portion of the amount set forth in Buyer's statement with which Seller agrees. Nothing in this Section 10.2.6 shall relieve Seller of responsibility for a Covered Tax because Seller has disagreed with Buyer's statement, and any amount that ultimately is determined to be a Covered Tax pursuant to the preceding provisions of Section 10.2 but initially was paid by Buyer or the Company shall bear interest at the rates in effect from time to time under
Section 6621(a)(1) of the Code from the date the amount actually was paid by Buyer or the Company until the date that Seller pays Buyer for such Covered Tax.

                  10.2.7 If an adjustment by a taxing authority of one or more items on a Tax Return does not give rise to an immediate increase in Taxes as a result of the availability of losses or credits that were created or received in a taxable period after the Closing Date to offset the effect of the adjustment, then the indemnification hereunder with respect to such adjustment shall be made at the time that the affected taxpayer or its successor otherwise would have been able to use such losses or credits to reduce Taxes had it not been for such adjustment, notwithstanding any limitation of time contained in this Agreement.

                  10.2.8 "Covered Taxes" means all Taxes of the Company for periods ending on or prior to the close of business on the Closing Date in excess of the reserve for Taxes included in Net Working Capital (as such reserve may be adjusted pursuant to the provisions of Section 2.2.4, whether by agreement of the parties or by the decision of the agreed upon accounting firm).

         10.3 Tax Agreements and Arrangements. Effective on the date of this Agreement, all agreements and arrangements pursuant to which the Company makes a payment of Tax with respect to a consolidated, combined or unitary group that includes a corporation other than the Company are terminated with respect to the Company, and the Company shall not have any accrued or future liability under any such agreement or arrangement.

         10.4 Tax Proceedings. Buyer shall inform Seller of the commencement of any audit, examination or proceeding ("Tax Contest") relating in whole or in part to Taxes for which Buyer may be entitled to indemnity from Seller under this Agreement. Seller shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that
(i) Seller shall promptly notify Buyer in writing of its intention to control such Tax Contest, (ii) in the case of a Tax Contest relating to Taxes of the Company for a taxable period beginning before and ending after the Closing Date, Seller and Buyer shall jointly control all proceedings taken in connection with any such Tax Contest, and (iii) if any Tax Contest could reasonably be expected to have an adverse effect on Buyer, the Company, or any of their affiliates in any taxable period beginning after the Closing Date, the Tax Contest shall not be settled or resolved without Buyer's consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to Seller of the commencement of any Tax Contest and Seller does not, within ten (10) Business Days after Buyer's notice is given, give notice to Buyer of its election to assume the defense thereof, Seller shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by Buyer. The failure of Buyer to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect Seller's obligations with respect thereto except to the extent that Seller can demonstrate actual loss and prejudice as a result of such failure. Buyer, the Company and their affiliates shall use their reasonable efforts to provide the Seller with such assistance as may be reasonably requested by Seller in connection with a Tax Contest controlled solely or jointly by the Seller.

         10.5 Section 338(h)(10) Purchase Price Allocation. As soon as practicable after the Closing, but in any case within ninety (90) days, Seller and Buyer shall confer with the aim of agreeing to an allocation (the "Allocation") of the Purchase Price among the assets of the Company deemed purchased pursuant to the Election, or, at a minimum among the classes of assets as required by Code Section 1060. If Seller and Buyer are unable to agree upon or resolve any dispute regarding the Allocation, the matter shall be referred for determination as promptly as possible to a mutually agreed upon public accounting firm, whose determination shall be binding on the parties in the absence of fraud. Each of Seller and Buyer shall report, and to the extent relevant shall cause each person controlled by it to report, the tax consequences of such sale in a manner consistent with the Allocation, and shall not take any position inconsistent therewith.

         10.6     Retention of Records; Cooperation.

                  10.6.1 Access and Assistance. Following the Closing Date, Buyer shall and shall cause the Company and any Subsidiary to give the Seller and its authorized representatives access during reasonable business hours upon prior written notice to the books and records of the Company (and permit Sellers and their agents and/or representatives to make copies thereof) to the extent relating to periods prior to or including the Closing Date as the Seller may reasonably request for purposes of preparing Tax Returns and conducting proceedings relating to Taxes, and Seller shall do the same for Buyer. Buyer, the Company, the Seller and their affiliates will provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses. Buyer will or will cause the Company and its Subsidiaries to retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns of the Company and its Subsidiaries supporting work schedules and other records or information which may be relevant to such Tax Returns, and will not destroy or otherwise dispose of such materials without first providing Seller with a reasonable opportunity to review and copy such materials, and Seller shall do the same for Buyer.

                  10.6.2 Seller and Buyer agree to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any transaction described therein in which the Company has participated.

         10.7 Refunds. All refunds, plus interest thereon, for Taxes for periods ending on or prior to the Closing Date shall be the property of the Seller and any such refunds, plus any interest earned in connection with such refunds, shall be paid to the Seller by the Company or any Subsidiary, as applicable, promptly upon receipt.

         10.8 Amended Returns, etc. None of Buyer, its affiliates, the Company, or any Subsidiary of the Company shall file any amended Tax Return for the Company or any of its Subsidiaries with respect to any taxable period ending on or before the Closing Date, unless the Company and any such Subsidiary indemnify and hold Seller harmless from and against any potential adverse Tax effect with respect to any such amended Tax Return, provided, however, no such indemnification shall apply if such amended return is required by Law.

         10.9 Transfer and Similar Taxes. All real property transfer taxes, other transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

         10.10 NOL Carrybacks. Any net operating loss shown on any income Tax Return for a period ending on or prior to the Closing Date shall, to the extent permitted by Law, be carried back to other periods ending prior to the Closing Date and the refunds generated thereby, if any, shall be for the benefit of the Seller as provided in Section 10.7 hereof.

                                   ARTICLE XI
                                   TERMINATION

         11.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

                  (i) by mutual consent of Buyer, on the one hand, and Seller on the other;

                  (ii) by Buyer, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred by July 15, 2005, provided, however, that the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date (except as set forth in (vi) below);

                  (iii) by Buyer, on the one hand, or Seller on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (iv) by Seller if Buyer (x) breaches its representations and warranties in any material respect or (y) fails to comply in any material respect with any of its covenants or agreements contained herein; or

                  (v) by Buyer if Seller and/or the Company (x) breach their representations and warranties in any material respect or (y) fail to comply in any material respect with any of its covenants or agreements contained herein.

         11.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 11.2 and Sections 6.7 (Confidentiality), 9.4 (Limitations on Indemnification), 12.2 (Fees and Expenses) and 12.13 (Controlling Law), which shall each survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer or Seller to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.1 Publicity. At all times before the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, none of the parties hereto shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prevent any party hereto, at any time, from furnishing any required information to any Governmental Body or from issuing any announcement, press release, public statement or other information to the press or any third party with respect to the Agreement or the transaction contemplated hereby (after consulting with the other parties hereto at least one day prior to furnishing such information or issuing such announcement, press release or public statement) if required by Law or any stock exchange or inter-dealer quotation system on which the securities of a party are traded.

         12.2 Fees and Expenses. Except with respect to indemnification claims, which shall be governed by Article 9, Buyer shall pay all of the fees and expenses incurred by it, and Seller shall pay all of the fees and expenses incurred by Seller and the Company, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

         12.3 Further Assurances. Each party to this Agreement shall execute, acknowledge and deliver any further documents and instruments and take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of giving effect to the transactions contemplated by this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

         12.4 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to be sent prior to the Closing shall be sent as follows:

IF TO SELLER:

Bristol Technology, Inc.
39 Old Ridgebury Road
Danbury, CT 06810
Attn: Keith Blackwell, President
Facsimile No.: (203) 798-2247

WITH A COPY TO:

Edwards & Angell, LLP
301 Tresser Blvd.
Stamford CT, 06901
Attn:  Vincent M. Kiernan, Esquire
Facsimile No.: (203) 975-7180

IF TO BUYER:

Warp Technology Holdings, Inc.
151 Railroad Avenue
Greenwich, CT 06830
Attn: Ernest Mysogland
Facsimile No.: (203) 422-5329

WITH A COPY TO:

Klehr, Harrison, Harvey, Branzburg & Ellers, LLP
260 S. Broad Street
Philadelphia, PA 19102
Attn:  Barry Siegel, Esquire
Facsimile No.: (215) 568-6603


         12.5 Reliance by Buyer. Notwithstanding the right of Buyer to investigate the Business, Assets and financial condition of the Company, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Seller and the Company in this Agreement or pursuant hereto. The Company and Seller have the unqualified right to rely upon each of the representations and warranties made by Buyer pursuant to this Agreement. The representations and warranties are bargained for assurances.

         12.6 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

         12.7 Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer, Seller and the Company and their respective successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties.

         12.8 Waivers and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

         12.9 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

         12.11 Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

         12.12 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

         12.13 Controlling Law. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the state of Connecticut applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

         12.14 Successors and Assigns; No Third Party Beneficiary. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

         12.15 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

         12.16 Warranty of Authority. Each of the entities signing this Agreement warrants and represents that the individual signing on behalf of such entity is duly authorized and empowered to enter into this Agreement and bind such entity hereto.

         12.17 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.




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                                     - 44 -
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         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

                                             WARP TECHNOLOGY HOLDINGS, INC.

                                             By: /s/ Ernest Mysogland
                                                 -------------------------
                                             Name:  Ernest Mysogland
                                             Title:  Chief Legal Officer


                                             BRISTOL TECHNOLOGY, INC.

                                             By: /s/ Keith Blackwell
                                                 -------------------------
                                             Name: Keith Blackwell
                                             Title: CEO


                                             KENOSIA CORPORATION

                                             By: /s/ Keith Blackwell
                                                 -------------------------
                                             Name: Keith Blackwell
                                             Title: President




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                                     - 45 -